SCHEDULE 14A
                                  ------------

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.     )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[     ] Preliminary Proxy Statement
[  X  ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-ll(c) or Section
        240.14a-12


- --------------------------------------------------------------------------------

                                   CPAC, Inc.
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------

                   Thomas J. Weldgen, Chief Financial Officer
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[     ]   $125 per Exchange Act Rules 0-ll(c)(l)(ii), 14a6(i)(1), or 14a6(j)(2)
[     ]   $500 per each party to the controversy pursuant to Exchange Act Rule
          14a6(i)(3)
[     ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

      1)  Title of each class of securities to which transaction applies

          ------------------------------------------------

      2)  Aggregate number of securities to which transaction applies

          ------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ------------------------------------------------

      5)  Total Fee Paid:

          ------------------------------------------------

[  X  ] Fee paid previously with Preliminary Materials
[     ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:

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      3)  Filing Party:

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      4)  Date Filed:

          ------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------
                                   CPAC, INC.
                              2364 LEICESTER ROAD
                           LEICESTER, NEW YORK 14481



     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of CPAC, Inc. will be held at the Genesee River Hotel-Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510, on Wednesday, August 7, 1996, at 11:00 A.M. EDT for the following purposes:

     1. To elect directors to serve until the next annual meeting of Shareholders and until their successors are duly elected and qualified.

     2. To ratify the appointment by The Board of Directors of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending March 31, 1997.

     3. To approve an increase in the number of shares of the Company's $.01 par value common stock reserved for grant under the Company's Executive Long Term Stock Investment Plan by 600,000 common shares, from 350,000 common shares to 950,000 common shares.

     4. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized $.01 par value common shares of the Company from 10,000,000 authorized common shares with $.01 par value to 20,000,000 authorized common shares with $.01 par value.

     5. To approve the adoption by The Board of Directors of the 1996 Non-Employee Directors Stock Option Plan.

     Accompanying this Notice is a Proxy and Proxy Statement. If you are unable to be present in person, please sign and date the enclosed form of Proxy and return it in the enclosed envelope which requires no postage. Only Shareholders of record at the close of business on June 27, 1996 will be entitled to vote at the Annual Meeting and any adjournments thereof. The prompt return of your Proxy will save the expense of further communications.


                                          By Order of the Board of Directors





DATED:  July 9, 1996                      /s/ Robert Oppenheimer
                                          --------------------------------------
                                          ROBERT OPPENHEIMER, Secretary



                                   CPAC, INC.
                              2364 LEICESTER ROAD
                           LEICESTER, NEW YORK 14481


                                PROXY STATEMENT
                                ---------------


                     DATE OF PROXY STATEMENT: JUNE 27, 1996
                         DATE OF MAILING: JULY 9, 1996

                 ANNUAL MEETING OF SHAREHOLDERS: AUGUST 7, 1996



     THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CPAC, INC. (HEREINAFTER THE "COMPANY"). Any Proxy given pursuant to such solicitation may be revoked by the Shareholder at any time prior to the voting of the Proxy. The signing of the form of Proxy will not preclude the Shareholder from attending the Annual Meeting and voting in person. Shares represented by the Proxy will be voted in accordance with the directions of the Shareholder. The directors know of no matters to come before the meeting other than those set forth in the Proxy, but in the event any other matter may properly be brought before the meeting, the Proxy holders will vote the Proxies in their discretion on such matters. All of the expenses involved in preparing and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to beneficial owners of stock.

     Holders of 33 1/3% of the issued and outstanding common stock of the Company must be present in person or by Proxy in order to establish a quorum for the conduct of business at the Annual Meeting. Only record holders of the common stock at the close of business on June 27, 1996, are entitled to vote at the Annual Meeting. On that day 7,344,003 shares of common stock $.01 par value per share, were issued and outstanding. Each such share is entitled to one vote at the Annual Meeting.

     A copy of the Annual Report filed with the Securities and Exchange Commission on Form 10-K may be obtained by writing CPAC, Inc., P. O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Chief Financial Officer.

SHAREHOLDER PROPOSALS
- ---------------------

     Any proposal which a qualified Shareholder of the Company intends to present at the 1997 Annual Meeting of Shareholders that is received by the Company after February 26, 1997, will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified Shareholder, a Shareholder must have owned at least $1,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company.


                                   PROPOSAL 1
                                   ----------

                             ELECTION OF DIRECTORS
                             ---------------------

     Under the By-laws of the Company, its Board of Directors is elected annually to serve until the next annual meeting of Shareholders and until the directors' successors are duly elected and shall qualify. Unless authority to vote for the election of directors is withheld or the Proxy is marked to the contrary therein, the enclosed Proxy will be voted for the election of the five nominees named below. Messrs. Hendrickson, Isaacs, Oppenheimer, James, Jr. and Burton are currently directors of the Company, with Messrs. Hendrickson, Isaacs, Oppenheimer, James, Jr. and Burton having been elected at the annual meeting of Shareholders in 1995. While management has no reason to believe that any nominee will not be available as a candidate, should such a situation arise, the Proxy may be voted for the election of other persons as directors. Each nominee must receive at least a plurality of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends that the nominees listed in the following table be elected as directors of the Company, to serve until the next annual meeting of Shareholders and until their successors are duly elected and shall qualify. The table sets forth certain information with respect to each nominee.

                                 PRINCIPAL                         SERVED AS A
       NOMINEE                 OCCUPATION (1)            AGE      DIRECTOR SINCE
       -------                 --------------            ----     --------------

Thomas N. Hendrickson      President, and Chief           54           1969
(2)                          Executive Officer,
                             CPAC, Inc.

Robert C. Isaacs           Senior Vice President and Chief56           1988
(3)                          Acquisitions Officer
                             CPAC, Inc.
                           Chief Operating Officer, The
                             Fuller Brush Company, Inc.

Robert Oppenheimer         Attorney & Partner,            67           1969
(4)                          Chamberlain, D'Amanda,
                             Oppenheimer & Greenfield

Seldon T. James, Jr.       Financial Consultant           69           1972
(5)

John C. Burton             Ernst & Young Professor        63           1991
(6)                          of Accounting and
                             Finance,
                           Graduate School of Business,
                             Columbia University



NOTES:
- ------
     (1)  Each nominee has had the same principal occupation for the past five
(5) years. Robert C. Isaacs previously served as President of Trebla Chemical Company until April 24, 1995. He was appointed Chief Operating Officer of The Fuller Brush Company, Inc., effective October 13, 1994. He also served as President of The Fuller Brush Company, Inc. from October 13, 1994, to March 31, 1996.

     (2) Mr. Hendrickson is Chairman of the Board and Treasurer of the Company. He is also Chairman of the Board and Chief Executive Officer of Profit Recovery Systems, Inc., Trebla Chemical Company, Allied Diagnostic Imaging Resources, Inc., CPAC Europe N.V. and The Fuller Brush Company, Inc. He is the President and a member of the Board of CPAC Italia S.r.l.

     (3) Mr. Isaacs is Chief Operating Officer of Trebla Chemical Company and a director of Trebla Chemical Company, Allied Diagnostic Imaging Resources, Inc. and The Fuller Brush Company, Inc. Effective April 1, 1996, Mr. Isaacs was appointed Chief Acquisitions Officer for CPAC, Inc.

     (4) Mr. Oppenheimer is Secretary to the Company and is a member of the law firm of Chamberlain, D'Amanda, Oppenheimer & Greenfield, which firm serves as general counsel to the Company. Mr. Oppenheimer is also a director and
Secretary of Trebla Chemical Company and The Fuller Brush Company, Inc.   He is
Secretary of Profit Recovery Systems, Inc., Allied Diagnostic Imaging Resources, Inc., CPAC Europe N.V., and CPAC Italia S.r.l. Mr. Oppenheimer receives no compensation as director or as Secretary of the Company or its subsidiaries.
For the fiscal year ended March 31, 1996, Mr. Oppenheimer's firm was paid $ 216,580 by the Company in legal fees for legal services rendered to the Company.

     (5) Mr. James, Jr. is a director of Profit Recovery Systems, Inc. He receives no compensation in such capacity.

     (6) Dr. Burton serves on the boards of directors of Scholastic, Inc. and Salomon Swapco, Inc. and previously was a board member of Commerce Clearing
House, Inc. and Manville Corporation.   He is also a member of the  Valuation
Committee of E.M. Warburg Pincus Venture Capital Funds. He is a consultant to numerous accounting and business firms. From 1972 to 1976, Dr. Burton was Chief Accountant, Securities and Exchange Commission. From 1982 to 1988, he was Dean of the Graduate School of Business, Columbia University. From 1991 to 1994, he was a Public Governor of the National Association of Securities Dealers, Inc.
(NASD).


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
              ----------------------------------------------------
                       MANAGEMENT PRINCIPAL SHAREHOLDERS
                       ----------------------------------

     As of June 27, 1996, the following persons are known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding common stock, $.01 par value, the only class of its voting securities:


   NAME AND ADDRESS                AMOUNT AND NATURE              PERCENT OF
 OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP           CLASS (1)
- --------------------------------------------------------------------------

Thomas N. Hendrickson            380,238 shares -- outright         5.12%
5 Simmons Road                     ownership; (2)
Perry, New York  14530           20,431 shares -- attributable      0.27%
                                   from ownership by spouse;

CPAC Investors, L.L.C.           1,250,000 shares-outright         16.82%
c/o Eliot Lauer, Esq.              ownership;
Curtis, Mallett-Prevost, Colt
& Mosle
101 Park Avenue
New York, New York  10178

HLELT Enterprises, Inc.          450,482 shares-outright            6.06%
c/o Turner & Boisseau, Chartered   ownership;
900 Broadway
Great Bend, Kansas  67530


     (1) Includes all shares distributed and all adjustments required as a result of May 15, 1996, stock split distribution. Number of shares subject to options includes only those shares which may be purchased within sixty ( 60 ) days of June 27, 1996.

     (2) Includes 24,609 shares of the Company's common stock which may be purchased through the exercise of an option granted on June 2, 1992, 11,719 shares of the Company's common stock which may be purchased through an option granted December 8, 1993, 23,437 shares of the Company's common stock which may be purchased through exercise of an option granted February 9, 1994, all pursuant to the Company's 1991 Employees' Incentive Stock Option Plan. Includes 27,500 shares of the Company's common stock which may be purchased through exercise of an option granted February 8, 1996, pursuant to the Company's Executive Long Term Stock Investment Plan.


DIRECTORS AND EXECUTIVE OFFICERS
- --------------------------------

     As of June 27, 1996, the Company's directors and its four   "named
executive officers" (listed individually below) and all its directors and officers (listed as a group below) beneficially owned shares of the Company's common stock, $.01 par value, the only class of its voting securities, as follows:

         NAME                AMOUNT BENEFICIALLY OWNED (1)    PERCENT OF CLASS
         ----                -----------------------------    ----------------



Thomas N. Hendrickson,             400,669 shares (2)              5.34%
Chief Executive Officer
and Director

Robert C. Isaacs,                   34,413 shares (3)              0.46%
Senior Vice President
and Director

Robert Oppenheimer                  65,625 shares                  0.87%
Secretary and Director

Seldon T. James, Jr.,               70,937 shares(4)               0.95%
Director

John C. Burton                      11,406 shares                  0.15%
Director

Thomas J. Weldgen,                  30,607 shares (5)              0.41%
Chief Financial Officer

Wendy F. Clay,                      15,550 shares (6)              0.21%
Vice President,
Administration

All executive officers             629,207 shares (7)(8)           8.39%
and directors
(seven persons)

     (1) Includes all shares distributed and adjustments required as the result of May 15, 1996 stock split distribution. Number of shares subject to options includes only those shares which may be purchased within sixty ( 60 ) days of June 27, 1996.

     (2) Includes 20,431 shares owned by Mr. Hendrickson's spouse. Includes 24,609 shares of the Company's common stock which may be purchased through exercise of an option granted on June 2, 1992, 11,719 shares of the Company's common stock which may be purchased through exercise of an option granted on December 8, 1993, 23,437 shares of the Company's common stock which may be purchased through exercise of an option granted on February 9, 1994, pursuant to the Company's 1991 Employees' Incentive Stock Option Plan and 27,500 shares of the Company's common stock which may be purchased through exercise of an option granted on February 8, 1996, pursuant to the Company's Executive Long Term Stock Investment Plan.

     (3) Includes 4,101 shares of the Company's common stock which may be purchased through exercise of an option granted on June 2, 1992, pursuant to the Company's 1991 Employees' Incentive Stock Option Plan, 3,906 shares of the Company's common stock which may be purchased through exercise of an option granted on November 18, 1994, and 22,500 shares of the Company's common stock which may be purchased through exercise of an option granted on February 8, 1996, pursuant to the Company's Executive Long Term Stock Investment Plan.

     (4)  Includes 17,250 shares owned by Mrs. Seldon T. James, Jr.

     (5) Includes 19,687 shares of the Company's common stock which may be purchased through exercise of an option granted on April 1, 1992 and 3,437 shares of the Company's common stock which may be purchased through exercise of an option granted on December 8, 1993, pursuant to the Company's 1991 Employees' Incentive Stock Option Plan, and 2,500 shares which may be purchased through an option granted November 18, 1994 pursuant to the Company's Executive Long Term Stock Investment Plan. Mr. Weldgen, age 44, joined the Company as Chief Financial Officer of the Company and its subsidiary companies on March 2, 1992. Prior to that, Mr. Weldgen was Senior Manager with the accounting firm of Coopers & Lybrand L.L.P. from 1987 to 1990 and a Partner in such firm from 1990 until becoming Chief Financial Officer of the Company.

     (6) Includes 860 shares of the Company's common stock which may be purchased through exercise of an option granted on March 9, 1988 pursuant to the Company's 1983 Employees' Incentive Stock Option Plan, 2,460 shares which may be purchased through exercise of an option granted June 2, 1992, 4,687 shares of the Company's common stock which may be purchased through exercise of an option granted December 8, 1993, pursuant to the Company's 1991 Employees' Incentive Stock Option Plan and 2,500 shares of the Company's common stock which may be purchased through exercise of an option granted November 18, 1994, pursuant to the Company's Executive Long Term Stock Investment Plan. Ms. Clay was appointed Vice President, Administration on July 1, 1992, and was appointed Executive Vice President of the CPAC Equipment Division on April 1, 1994. She has been with the Company since December, 1982.

     (7) Includes 860 shares which may be purchased through exercise of options granted pursuant to the Company's 1983 Employees' Incentive Stock Option Plan. Includes 94,137 shares of the Company's common stock which may be purchased through exercise of options granted pursuant to the Company's 1991 Employees' Incentive Stock Option Plan. Includes 58,906 shares of the Company's common stock which may be purchased through exercise of options granted pursuant to the Company's Executive Long Term Stock Investment Plan.

     (8) Based upon its review of copies of Forms 3 and 4 and 5 received by it, the Company believes that, to the extent such Forms were required to be filed, such Forms were timely filed pursuant to Section 16 of the Securities Exchange Act of 1934, and that no director, officer and/or 10% Shareholder required to file such Forms failed to either file them or file them in timely fashion.


                 INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
                 ----------------------------------------------

     The Board of Directors of the Company met eight times during the fiscal year ended March 31, 1996. Each director attended, either in person or by telephonic conference as permitted by the Company's By-laws, 100% of the total number of such meetings and 100% of the total number of meetings of the committees of The Board on which he served during the 1996 fiscal year. Directors of the Company who are not officers of the Company may be compensated for attendance at meetings and for other agreed upon consulting services rendered to the Company. In the fiscal year ended March 31, 1996, Dr. Burton was paid $20,000 and Mr. James, Jr. was paid $30,000 and payments in that amount
will continue to Mr. James,  Jr. for the remainder of his life.   In addition,
the Company maintains a corporate office in New York City which is made available to Mr. James, Jr. when he wishes to use it.

     The Audit Committee of The Board of Directors, which met twice in fiscal year 1996, is composed of three directors, the majority of whom are not officers, namely Dr. Burton and Messrs. James, Jr. and Oppenheimer. The Audit Committee (1) annually recommends to The Board a firm of independent public accountants for appointment as auditors of the Company; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal financial personnel, suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal financial personnel; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; (6) reviews with appropriate Company officers and financial personnel, significant accounting treatments and estimates, and approves in advance all changes to accounting principles contemplated by such personnel; (7) conducts appropriate reviews of all related party transactions on an ongoing basis and reviews potential conflict of interest situations where appropriate; and (8) reviews and makes recommendations to The Board of Directors regarding the Annual Report to Shareholders.

     The Compensation Committee of The Board of Directors, which met three times in fiscal 1996, is composed of three directors, the majority of whom are not officers, namely Mr. James, Jr., Dr. Burton and Mr. Oppenheimer. The Compensation Committee (1) reviews and makes recommendations to The Board of Directors on employment policies, forms and levels of compensation, including specifically, the Company's Incentive Compensation Plan and the performance and level of compensation of the officers and top management personnel of the Company; and (2) reviews and makes recommendations to The Board on the operation, performance and administration of the Company's other employee benefit plans, including the Company's 401(k) profit sharing plan.

     The Executive Long Term Stock Investment Committee of The Board of Directors, which met three times in fiscal 1996, is composed of three directors, the majority of whom are not officers of the Company, and all of whom are ineligible under the Company's Executive Long Term Stock Investment Plan, namely Mr. James, Jr., Dr. Burton and Mr. Oppenheimer. For further information concerning the operation of the Executive Long Term Stock Investment Committee and the Executive Long Term Stock Investment Plan during fiscal 1996, see Page 14 of this Proxy Statement.

     There is no standing Nominating Committee of The Board of Directors, The Board acting as a committee of the whole, serving as the Nominating Committee. There are no agreements or arrangements for the nomination or appointment of any person to The Board of Directors.


EMPLOYMENT AGREEMENT
- --------------------

     Effective September 20, 1995, the Company and Mr. Hendrickson entered into an employment agreement for a term of five years, which term is automatically extended for an additional one year on each of the first three anniversary dates, provided that Mr. Hendrickson is in the employ of the Company on that date. Under the agreement, subject to the control of the Board of Directors, Mr. Hendrickson's duties shall be those of Chief Executive Officer of CPAC, Inc. The agreement sets forth a basic salary at an initial annual rate of $350,000 subject to increases in such base pay equal to the percent of increase given to other senior officers of the Company, or such other percent as determined by the Board of Directors.

     In addition to his base pay, Mr. Hendrickson is automatically a participant in the Company's Incentive Compensation Plan, as described on Page 17 of this Proxy Statement. Mr. Hendrickson is also entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which the Company may provide for him or for its employees generally. In the event of his disability, his base salary shall be continued for the remainder of the contract term in effect at the time of his disability, but he will not be entitled to bonus for the period after his disability other than a bonus payable at the end of the fiscal year in which he becomes disabled, prorated on the basis of the number of days in which he was employed.

     If Mr. Hendrickson is terminated by the Company other than for cause, he is entitled to receive his base salary for the duration of the agreement, without further extension, with annual increments equal to the percent increase given to other senior officers of the Company; receive annually during such term a bonus equal to the highest annual bonus received in the three fiscal years of the Company immediately preceding his termination and be granted non-qualified stock options at the price and for the term of the qualified options which he holds at the date of termination, which options shall be effective upon the first date when he can no longer exercise his qualified stock options.


                             EXECUTIVE COMPENSATION
                             ----------------------

     The following table sets forth certain information for the fiscal years ended March 31, 1996, 1995, and 1994 concerning compensation paid to or accrued for the Chief Executive Officer and the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000.


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION
                              --------------------

           (A)                 (B)        (C)      (D) (1)       (E) (2)
                                                               OTHER ANNUAL
NAME AND PRINCIPAL POSITION    YEAR      SALARY     BONUS      COMPENSATION
- ---------------------------------------------------------------------------

  Thomas N. Hendrickson        1996     $354,281   $374,625        $5,705
   President and Chief         1995     353,904     261,675         5,580
    Executive Officer          1994     260,173     122,485         5,680

     Robert C. Isaacs          1996     $306,114   $258,630        $5,525
  Senior Vice President        1995     262,904     174,283         5,400
                               1994     231,423      72,313         6,381

    Thomas J. Weldgen          1996     $104,630   $ 74,853        $4,925
 Chief Financial Officer       1995      92,259      55,679         5,490
                               1994      83,905      27,346         5,559

      Wendy F. Clay            1996     $86,756    $ 37,189        $4,925
Vice President, Administration 1995           -           -             -
                               1994           -           -             -


                             LONG-TERM COMPENSATION
                             ----------------------

                                         AWARDS         PAYOUTS
                                   ------------------   -------
                                  (F) (3) (4)   (G)     (H) (5)   (I) (1) (6)(7)
                                                                      (8) (9)
                                   RESTRICTED
                                     STOCK    OPTIONS     LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   AWARDS   SARS (#)  PAYOUTS     COMPENSATION
- --------------------------------------------------------------------------------

  Thomas N. Hendrickson       1996        -   137,500       -        $113,805
   President and Chief        1995   23,437         -       -          74,078
    Executive Officer         1994        -    56,250       -          73,983

     Robert C. Isaacs         1996        -   131,250       -        $  4,500
  Senior Vice President       1995    3,906    12,500       -           4,271
                              1994        -    12,500       -           4,814

    Thomas J. Weldgen         1996        -     4,375       -        $  3,094
     Chief Financial          1995    1,171     3,750       -           2,780
         Officer              1994        -     3,750       -           2,546

      Wendy F. Clay           1996        -     3,125       -        $  2,063
Vice President, Administration1995        -         -       -               -
                              1994        -         -       -               -

NOTES:
- ------
     (1) See additional information on the Company's Incentive Compensation Plan on Page 17 of the Proxy Statement.

     (2)  Amounts represent auto expense allowances.

     (3) On April 13, 1994, the Company entered into a deferred compensation arrangement pursuant to which the Company issued 23,437 shares of the Company's common stock ( as adjusted for each of the five for four stock splits distributed to shareholders on January 12, 1995 and May 15, 1996 respectively ) to Mr. Hendrickson, which shares are subject to forfeiture in the event certain conditions are not met. Such restrictions lapse with respect to one fourth of the shares awarded on April 13, 1996, 1997, 1998, and 1999, respectively.

     (4) These shares, as adjusted for the January 12, 1995 and May 15, 1996 stock splits, were awarded on November 18, 1994 under the Company's Executive Long Term Stock Investment Plan. See Page 18 of this Proxy Statement.

     (5)  There are no Long Term incentive payouts.

     (6) Amounts include matching contributions made by the Company to the Company's 401(k) retirement plan: Mr. Hendrickson - $4,620; Mr. Isaacs - $4,500; Mr. Weldgen - $3,094; and Ms. Clay - $2,063.

     (7) The Company is assignee of a $50,000 life insurance policy on the life of Mr. Hendrickson. The Company has entered into a split dollar agreement with Mrs. Thomas N. Hendrickson. In the event of Mr. Hendrickson's death, the cash value of the policy determined according to the agreement is payable to the Company and the balance is payable to Mrs. Hendrickson. The Company is the owner of the policy and pays all premiums. For the fiscal year ended March 31, 1996, the amount includible by Mr. Hendrickson in income was $610.

     (8) On January 10, 1980, the Company established the terms of a salary continuation agreement for Mr. Hendrickson, funded in part by key man ordinary life insurance owned by and payable to the Company. The Company has purchased a $310,000 ordinary life insurance policy on the life of Mr. Hendrickson.
Pursuant to the salary continuation agreement, if he dies while in the employ of the Company, his beneficiary will receive an amount equal to two times the cash value of his key man policy as of the date of retirement. For the fiscal year ended March 31, 1996, the premium for such policy was approximately $8,615. The amount accrued for the salary continuation agreement for the fiscal year ended March 31, 1996, was $6,900.

     (9) On October 13, 1992, the Company entered into a Deferred Compensation Arrangement with Mr. Hendrickson and contributed $250,000 to a Trust in order to provide itself with a source of funds to meet its obligations thereunder. The Company deferred $50,000 of Mr. Hendrickson's compensation for the 1996 fiscal year. This amount was contributed to the Trust part of which contribution was used to purchase a $10,000 life insurance policy on the life of Mr. Hendrickson with the Trust as the beneficiary thereof. No further premiums are due on such policy. The Arrangement calls for the payment of the principal amount contributed to the Trust, plus earnings thereon, in ten annual payments of principal and earnings, to Mr. Hendrickson and/or his beneficiaries in the event his service with the Company is terminated by it prior to age 55; upon his actual retirement after attainment of age 55; upon his actual retirement or separation from service due to total disability or a change in control; or upon his death. Under the Arrangement, the principal of the Trust, as well as all earnings, are subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy and Mr. Hendrickson and/or his beneficiaries are unsecured creditors of the Company. Mr. Oppenheimer and Mr. James, Jr. are the Trustees of the Trust created under the Arrangement. They receive no compensation in such capacity. The Company pays all expenses associated with the administration and investment of the Trust. The Trust's assets, except for the insurance policy, are invested with an independent investment firm. The amount accrued for the Deferred Compensation Arrangement for the fiscal year ended March 31, 1996, was $93,060.

OPTIONS  The following table sets forth the details of options granted to the
- -------
individuals listed in the Summary Compensation Table during fiscal year 1996.

                                                      OPTION/SAR GRANTS TABLE
                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                               --------------------------------------
                                                                                                   Potential Realizable Value
                                                                                                    at Assumed Annual Rates
                                                                                                  of Stock Price Appreciation
                                                        Individual Grants                           for Option Terms (2)<F2>
                                 -------------------------------------------------------------   -----------------------    -
                                   NUMBER OF         % OF TOTAL
                                   SECURITIES       OPTIONS/SARS      EXERCISE
                                   UNDERLYING        GRANTED TO       OR BASE
     NAME AND PRINCIPAL           OPTIONS/SARS      EMPLOYEES IN       PRICE        EXPIRATION       (3)<F3>        (4)<F4>
          POSITION              GRANTED (1)<F1>     FISCAL YEAR      ($/SHARE)         DATE          5% - ($)      10% - ($)
          --------               ----------         -----------       --------         ----          --------       --------
Thomas N. Hendrickson                 137,500           42.5%         $11.70           2/07/2006     $927,200      $2,404,300
    President & Chief
    Executive Officer

Robert C. Isaacs                      112,500           34.8%          11.70           2/07/2006      758,600       1,967,100
    Senior Vice President              18,750            5.8%          11.00          10/20/2005      134,400         325,400

Thomas J. Weldgen                       4,375            1.4%          11.00          10/20/2005       31,400          75,900
    Chief Financial Officer

Wendy F. Clay                           3,125            1.0%          11.00          10/20/2005       22,400          54,200
    Vice President,
    Administration

Options were granted under "1994 Executive Long-Term Stock Investment Plan" described on Page 22 of this proxy statement and may be exercised at any time for a period of ten years from date of grants.

NOTES TO OPTION/SAR GRANTS TABLE
<F1>
 (1)   Options become exercisable in cumulative annual increments of the greater of 25% or 2,500 shares beginning one year from the date of grant.
<F2>
 (2)   The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange
   Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.  No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all Shareholders commensurately.  A zero percent gain in stock appreciation will result in zero dollars for the optionee.
<F3>
 (3)   Represents the potential appreciation of the options, determined by assuming an annual com-pounding rate of appreciation of
   5% per year over the remaining term of the grants from March 31, 1996.  The compound growth rate for the February 7, 1996, grants are 61.8% for Messrs. Hendrickson and Isaacs.  The compound growth rate for the October 20, 1995, grants are 59.4% for
   Messrs. Isaacs and Weldgen, and Ms. Clay.
<F4>
 (4)   Represents the potential appreciation of the options, determined by assuming an annual compounding rate of appreciation of
   10% per year over the remaining term of the grants from March 31, 1996.  The compound growth rate for the February 7, 1996, grants are 156% for Messrs. Hendrickson and Isaacs. The compound growth rate for the October 20, 1995, grants are 149% for
   Messrs. Isaacs and Weldgen, and Ms. Clay.


OPTIONS   The following table shows the value of unexercised options.
- -------

                                           OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE
                      ----------------------------------------------------------------------------------------
                                                                 Number of Securities
                                                                Underlying Unexercised                In-The-Money
                                                                Options/SARs at Fiscal           Options/SARs at Fiscal
                                                                     Year-End (#)                     Year-End ($)
                                                             -----------------------------    ------------------------------

                                   SHARES
                                ACQUIRED ON      $ VALUE
            NAME                  EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
            ----                  --------       --------    ------------    -------------    ------------    -------------
Thomas N. Hendrickson               19,688       $162,918        59,765           35,156         $350,662        $206,243

Robert C. Isaacs                    16,094        135,821         8,007           38,281           36,283          87,337

Thomas J. Weldgen                    1,000          6,400        25,624            6,562          142,400           7,434

Wendy F. Clay                            -              -        10,507            4,531           60,085           4,905

Details of number of shares and value of unexercised "In-The-Money" options are as follows:
                                             Number of Shares                                           Total Value
                                 -------------------------------------                          ----------------------------

                                                                          MARKET
                                                                OPTION    PRICE     PER SHARE
            NAME                EXERCISABLE    UNEXERCISABLE    PRICE    3/31/96      VALUE     EXERCISABLE   UNEXERCISABLE
            ----                -----------    -------------    -----    -------       -----     -----------  -------------
Thomas N. Hendrickson                24,609              0     $5.5315    $11.40    $5.8685    $    144,418   $           0
                                     11,719         11,718      5.0804     11.40     6.3196          74,059          74,053
                                     23,437         23,438      5.7600     11.40     5.6400         132,185         132,190
                                                                                               ------------   -------------
                                                                                               $    350,662   $     206,243
                                                                                               ============   =============

Robert C. Isaacs                      4,101              0     $5.0289    $11.40    $6.3711    $     26,128   $           0
                                          0          7,812      5.0806     11.40     6.3194               0          49,367
                                      3,906         11,719      8.8000     11.40     2.6000          10,156          30,469
                                          0         18,750     11.0000     11.40      .4000               0           7,500
                                                                                               ------------   -------------
                                                                                               $     36,283   $      87,337
                                                                                               ============   =============

Thomas J. Weldgen                    19,687              0     $5.6001    $11.40    $5.7999    $    114,183   $           0
                                      3,437              0      5.0807     11.40     6.3193          21,719               0
                                      2,500          2,187      8.8009     11.40     2.5991           6,498           5,684
                                          0          4,375     11.0000     11.40      .4000               0           1,750
                                                                                               ------------   -------------
                                                                                               $    142,400   $       7,434
                                                                                               ============   =============

Wendy F. Clay                           860              0     $1.7511    $11.40    $9.6489    $      8,298   $           0
                                      2,460              0      5.0305     11.40     6.3695          15,669               0
                                      4,687              0      5.0805     11.40     6.3195          29,619               0
                                      2,500          1,406      8.8006     11.40     2.5994           6,499           3,655
                                          0          3,125     11.0000     11.40      .4000               0           1,250
                                                                                               ------------   -------------
                                                                                               $     60,085   $       4,905
                                                                                               ============   =============

REPORTS OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE LONG TERM STOCK INVESTMENT COMMITTEE


     The following reports, submitted by the Compensation Committee and the Executive Long Term Stock Investment Committee of The Board of Directors, provide information regarding policies and practices concerning the compensation of the Chief Executive Officer and the other executive officers of the Company included in the Summary Compensation Table.

                         COMPENSATION COMMITTEE REPORT

     One function of the Compensation Committee is to review all matters relating to the compensation of senior executives of the Company, and to make recommendations to The Board of Directors or Long Term Stock Investment Committee, as appropriate, for specific actions in regard to such matters. During fiscal 1996, the Compensation Committee was composed of Messrs. James, Jr., Oppenheimer and Dr. Burton, the majority of whom are not officers.

COMPENSATION PHILOSOPHY

     The philosophy for compensating executives of the Company is to provide a reasonable mix of cash and equity with a significant portion of total compensation at risk, depending upon performance of the executive and the Company. In this way, executives are encouraged and rewarded for thinking and acting like owners, rather than employees. An Incentive Compensation Plan was established in 1986 and approved by The Board of Directors. This Plan has been designed to focus the best efforts of executives on the achievement of financial growth objectives, intended to benefit both the Company and its Shareholders. Recognizing that it is always in the best interest of the Shareholders to attract, retain and motivate exceptional executive talent, the Company's components of executive compensation provide meaningful upside incentives for superior performance and results, while clearly linking the executives' rewards to the rewards of the shareholders.

     Base Salary.  When the Incentive Compensation Plan was established, the
     -----------
base salary policy was targeted at approximately 80% of the highest base salary paid to executives in commensurate positions within similar organizations and industries in the area. To establish these initial ranges, an overall review was carried out by a nationally recognized executive compensation consulting firm, based on national surveys of executive compensation for other companies within an appropriate bank of sales. Such salary information is subject to periodic update by the Compensation Committee.

     Annual Incentive Compensation.  The incentive component of the Incentive
     ------------------------------
Compensation Plan consists of a feature whereby executives may be rewarded for achieving or exceeding specific financial and growth target objectives, which link directly with the current and long term growth strategy of the Company, and ultimately lead to increased Shareholder value. At the beginning of each fiscal year, objectives are established at the corporate, subsidiary, and individual executive levels by the Compensation Committee. Annual cash incentive compensation targets are fixed to allow executives to earn total cash compensation (consisting of base salary plus annual incentive compensation payments) for successful achievement of outstanding results. In 1994, a new study of executive salaries and overall compensation was completed for the Compensation Committee by a national consulting firm. The compensation consultants recommended to the Compensation Committee that the cash incentive plan be modified in order to provide management with greater incentive to strive for exceptional results. The Company modified the plan beginning with the April 1, 1994, fiscal year and the plan, as modified, continues in existence currently. The modifications make it possible for the executive group to earn a larger bonus, but only if earnings per share have increased significantly.

     Long Term Non-Cash Incentives. Long Term, non-cash incentive awards are
     ------------------------------
discussed below in the Executive Long Term Stock Investment Committee report.

COMPENSATION PRACTICE

     The Compensation Committee believes that the compensation and benefits packages afforded to the Company's executive officers are commensurate with competitive practices for similar positions held by employees of companies of similar size. With total compensation significantly weighted toward rewards for sustained Long Term growth, the Committee believes the Company's compensation program is effective for providing continued incentive to pursue its aggressive Long Term growth strategies.

     Federal tax legislation (IRC 162(m)) limits publicly-held companies such as CPAC, Inc. from deducting for tax purposes, annual compensation paid to the Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per person in certain situations. The tax deductibility of amounts paid by the Company to its executive officers in fiscal 1996 will not be affected by IRC 162(m). It is also anticipated that amounts paid by the Company to its executives in fiscal 1997 will not be affected by IRC 162(m).

MR. HENDRICKSON'S 1996 CASH COMPENSATION

     Mr. Hendrickson founded the Company in 1969 and has been Chief Executive Officer and President since that time. Mr. Hendrickson was awarded incentive compensation as shown in the Summary Compensation Table above, under the caption "Bonus", for his performance during fiscal 1996. Under Mr. Hendrickson's experienced management, earnings per share, after payment of all incentive compensation payments, increased from $.61 to $.85 per share, on a fully diluted
basis, or   110% of the maximum earnings per share target in the range established at the beginning of the fiscal year by the Compensation Committee.

SUMMARY

     In summary, the Compensation Committee believes the compensation strategy that is now in place will provide the necessary incentives to retain and motivate the Company's executives for the achievement of short and long term goals which will significantly benefit Shareholders in the future.

                                                Seldon T. James, Jr., Chairman
                                                John C. Burton
                                                Robert Oppenheimer

              EXECUTIVE LONG TERM STOCK INVESTMENT COMMITTEE REPORT

     The Executive Long Term Stock Investment Committee administers the Company's Executive Long Term Stock Investment Plan and makes all decisions concerning equity -based incentive awards for the Company's executives and management under the Plan. During fiscal 1996, the Committee was comprised of Messrs. James, Jr., Oppenheimer and Dr. Burton, none of whom is an employee of the Company or eligible to receive awards under the Plan.

LONG TERM STOCK INCENTIVE COMPENSATION PHILOSOPHY

     To help insure that executives are continually focused on the longer term goals of the Company, equity awards are made to key executives in accordance with the terms, conditions and restrictions of the Executive Long Term Stock Investment Plan which has been approved by the Shareholders. See Page 22 of the Proxy Statement for a narrative description of the Plan.

     It is believed that a principal factor influencing market price of the Company's stock is the Company's performance as reflected in its sales, earnings, cash flows, and other results. By granting stock awards to Company executives, such individuals are encouraged to focus their efforts on achieving improvements in the Company's performance.

MR. HENDRICKSON'S 1996 LONG TERM STOCK INCENTIVE COMPENSATION

     The stock awards made to Mr. Hendrickson in fiscal 1996 were determined to be reasonable and appropriate for his position and level of expertise. The awards were made in the form of stock options and were designed to provide him with a continued substantial ownership position in the Company and to closely tie his interest to the interest of the Shareholders. Since these incentive awards will yield meaningful income to Mr. Hendrickson only if the Company stock appreciates in value over the coming years, they provide an incentive, in keeping with the philosophy outlined above, for Mr. Hendrickson to achieve improvements in Company performance that will yield solid increased Shareholder value.

                                                Seldon T. James, Jr., Chairman
                                                John C. Burton
                                                Robert Oppenheimer


COMMON STOCK PERFORMANCE
- ------------------------

     As part of the executive compensation presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Company's common stock is traded on the National Association of Securities Dealers' National Market System (NASDAQ/NMS) and one appropriate comparison is with the NASDAQ U.S. Composite Index performance. Because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance, the second index which the Company believes most closely approximated its performance is the NASDAQ Non-Financial Index.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                                   CPAC, INC.

DESCRIPTION
- -----------

In the graph, the X-axis is represented by $0 to $400, and the Y-axis is represented by the dates 0/3/31/91 through 03/31/96. The following table shows the points of data used to plot the Comparison of Five Year-Cumulative Total Returns Performance Graph for CPAC, Inc.

TABLE
- -----

Company Index:    CUSIP       Ticker      Class       Sic         Exchange
                  12614510    CPAK                    3823        NASDAQ
                  Fiscal Year-end is 03/31/96

Market Index:     Nasdaq Stock Market (US Companies)

Peer Index:       Nasdaq Non-Financial Stocks
                  SIC 0100-5999, 7000-9999 US & Foreign


    DATE      COMPANY INDEX        MARKET INDEX        PEER INDEX
    ----      -------------        ------------        ----------

  03/28/91       100.000             100.000             100.000
  04/30/91       112.766             100.633              99.555
  05/31/91       119.149             105.252             104.403
  06/28/91       124.439              98.841              97.141
  07/31/91       137.312             104.693             102.946
  08/30/91       150.185             109.899             107.889
  09/30/91       147.010             110.303             109.063
  10/31/91       144.848             113.948             112.862
  11/29/91       147.010             110.124             108.704
  12/31/91       148.168             123.577             122.574
  01/31/92       156.884             130.807             130.110
  02/28/92       183.031             133.792             132.383
  03/31/92       168.912             127.462             124.512
  04/30/92       160.137             121.993             116.880
  05/29/92       140.394             123.574             117.627
  06/30/92       141.611             118.728             111.827
  07/31/92       132.760             122.927             115.323
  08/31/92       141.611             119.184             111.326
  09/30/92       158.189             123.629             115.383
  10/30/92       160.417             128.501             120.065
  11/30/92       164.873             138.723             130.128
  12/31/92       159.271             143.826             134.089
  01/29/93       163.758             147.929             137.692
  02/26/93       157.028             142.431             130.802
  03/31/93       171.831             146.550             134.335
  04/30/93       167.309             140.275             128.783
  05/28/93       161.430             148.659             139.201
  06/30/93       150.739             149.352             139.346
  07/30/93       143.561             149.487             138.164
  08/31/93       157.917             157.230             146.259
  09/30/93       168.848             161.896             150.233
  10/29/93       156.788             165.533             154.935
  11/30/93       139.903             160.570             150.383
  12/31/93       165.297             165.037             154.812
  01/31/94       160.436             170.050             160.003
  02/28/94       189.606             168.480             158.347
  03/31/94       205.486             158.119             147.380
  04/29/94       200.593             156.056             143.994
  05/31/94       185.915             156.438             142.884
  06/30/94       197.040             150.721             135.905
  07/29/94       204.428             153.830             139.473
  08/31/94       266.003             163.638             148.982
  09/30/94       274.843             163.196             149.383
  10/31/94       287.223             166.436             153.733
  11/30/94       267.415             160.919             148.768
  12/30/94       262.463             161.387             148.354
  01/31/95       284.747             162.302             148.010
  02/28/95       297.127             170.886             155.764
  03/31/95       278.557             175.944             160.645
  04/28/95       272.367             181.493             165.670
  05/31/95       259.986             186.186             169.608
  06/30/95       315.698             201.306             184.566
  07/31/95       303.318             216.087             198.088
  08/31/95       334.268             220.453             200.428
  09/29/95       359.029             225.537             206.121
  10/31/95       365.219             224.251             203.519
  11/30/95       334.268             229.497             206.703
  12/29/95       349.744             228.267             204.133
  01/31/96       334.268             229.316             204.529
  02/29/96       343.553             238.071             213.704
  03/29/96       352.839             238.828             213.612


                                     LEGEND
                                     ------

Symbol         CRSP Total Returns Index for:
- ------         ----------------------------
               CPAC, Inc.
- ----------
 ...--...--     Nasdaq Stock Market (US Companies)
- ----------     Nasdaq Non-Financial Stocks
               SIC 0100-5999, 7000-9999 US & Foreign

     03/31/91    03/31/92    03/31/93    03/31/94    03/31/95    03/31/96
     --------    --------    --------    --------    --------    --------
      100.0       168.9       171.8       205.5       278.6       352.8
      100.0       127.5       146.6       158.1       175.9       238.8
      100.0       124.5       134.3       147.4       160.6       213.6


Notes:
- -----

Assumes $100 invested on April 1, 1991, in CPAC, Inc., Common Stock, and an identical amount in both the NASDAQ U.S. and NASDAQ Non-Financial Indices.

Total Return assumes the reinvestment of all dividends. On November 18, 1994, The Board of Directors announced that it had discontinued its cash dividend indefinitely.

There can be no assurance that the Company's stock performance will continue in the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

(Copy of Performance Graph sent to Branch Chief)

INCENTIVE COMPENSATION PLAN
- ---------------------------

     On June 4, 1986, the Compensation Committee of The Board recommended, and The Board of Directors approved, the establishment of an Incentive Compensation Plan for certain personnel who do not receive hourly compensation, commission payments, or other forms of incentive compensation.

     After objectives and standards have been established for an employee, and the employee is included in the Incentive Compensation Plan, the initial incentive bonus payable shall be dependent upon the employee's position within the Company and shall be the following percentage of base pay:

                                                   BASE PAY
                   CATEGORY                        PERCENT
          --------------------------------------------------

        Chief Executive Officer                     75%
        Senior Operating and Staff Executives       50%-60%
        Key Management                              30%-40%
        Other Managers and Supervisors              20%

     The Board has adopted a policy for the Chief Executive Officer and certain selected corporate executives pursuant to which the entitlement to, and the amount of the total bonus paid, would be dependent upon the Company's success in attaining budgeted profits and specified goals in earnings per share. Under this policy, exceptional performance as measured by and reflected in specified increases in earnings per share, could result in such employee earning up to 148% of that employee's base pay percent as indicated in the table above.

     Management shall determine the category of each employee, but personnel shall not be granted a bonus as a Senior Operating or Staff Executive without approval of The Board of Directors.

     Before including an individual in the Plan, or establishing that percentage of compensation which the employee should receive as incentive, management will review the incremental benefit to the Company which results from the employee attaining the objectives established. On an annual basis, management will submit a review of the Plan to The Board of Directors, showing the amount committed to the Incentive Compensation Plan for each category of employee and, for each level of employee, the estimated incremental benefit to the Company.

     Each employee included in the Incentive Compensation Plan shall receive the incentive compensation payment quarterly in a check separate from his/her regular pay, which check shall be accompanied by a written report reviewing the employee's progress in meeting established objectives, and explaining the basis on which his/her bonus was determined. A copy of such written report shall be filed with the Compensation Committee.

     In order to reinforce the objectives and to provide greater motivation, incentive compensation will be paid to participants in the Plan on a quarterly basis. Payments during the first three quarters will be equal to 50% of the amount which management believes the employee would be entitled to as a bonus, based upon the compensation paid to the employee through the end of the quarter, and considering his/her performance through that date, and the likelihood the employee will attain established objectives by the end of the fiscal year.

     The final payment of the bonus will be made as soon as practical following completion of the independent audit for the fiscal year, and will include that portion of the bonus withheld during the first three quarters and all of the bonus for the fourth quarter to which the employee is determined to be entitled. No employee will be asked to refund any bonus which has been previously paid.
No employee shall be entitled to a bonus unless employed by the Company at the time of distribution. Participation in the Incentive Compensation Plan shall not be deemed to constitute a contract of employment, guaranteeing to an employee employment for any period of time.

     The Board established that management should develop objectives and standards for the two categories labeled Key Management and Other Managers and Supervisors.

EXECUTIVE LONG TERM STOCK INVESTMENT PLAN
- -----------------------------------------

     On June 8, 1994, The Board of Directors adopted an Executive Long Term Stock Investment Plan ("Stock Investment Plan") and reserved in the aggregate 350,000 shares of the Company's common stock for issuance thereunder. The Board, at the same meeting, voted to terminate the 1991 Incentive Stock Option Plan as to the grant of additional options thereunder. The Shareholders approved the adoption of the Stock Investment Plan and the reservation of 350,000 shares thereunder at the annual meeting of Shareholders held on August 10, 1994.

     For a detailed description of the Executive Long Term Stock Investment Plan, see Page 22 of this Proxy Statement.

401(K) PROFIT SHARING PLAN
- --------------------------

     On April 17, 1986, The Board of Directors adopted a profit sharing plan for the benefit of all domestic employees of the Company and its subsidiaries who have attained the age of twenty-one and who have one year of service. The effective date of the Plan was May 1, 1986.

     The Plan constitutes a qualified retirement plan under sections 401(a) and
(k) of the Internal Revenue Code and contributions made by the Company to the Plan are deductible for federal income taxes.

     Under the Plan, the Company may make contributions to the Plan on behalf of Plan participants in such amounts as the Board of Directors may determine, subject to Internal Revenue Code limitations and restrictions on and the deductibility of contributions to a qualified profit sharing plan. Subject to similar restrictions on the amount of contributions to the section 401(k) component of the Plan, the Company will match each contribution made by a Plan participant, pursuant to a salary reduction agreement in effect for each Plan Year in an amount equal to $.50 for each $1.00 of participant contribution. The Company's contribution will not exceed up to a maximum of 3% of participant compensation. A participant may contribute up to 15% of his compensation under the salary reduction agreement to the Plan each year. If, in any Plan Year, contributions are made to the Plan which result in any "excess contributions" because they exceed the amount permitted to be contributed to the Plan under the Internal Revenue Code, adjustments will be made to reduce the amount of that Plan Year's contributions so as to comply with such restrictions.

     Events that permit distribution under the Plan are generally termination of service at normal retirement age (age 65), disability or death. A participant is 100% vested in all his contribution accounts upon termination of employment due to normal retirement, death or disability. In the event of termination of employment for any other reason, a participant is 100% vested in any contributions he has made to the Plan and 100% vested in amounts contributed to the Plan in the discretion of the Company's Board of Directors. With respect to matching contributions, the vesting schedule set forth below applies:

              COMPLETED YEARS OF SERVICE                VESTED PERCENTAGE
              --------------------------                -----------------
                 Less than 1                                    0%
                           1                                   20%
                           2                                   40%
                           3                                   60%
                           4                                   80%
                           5                                  100%

     On April 1, 1995, the Plan was amended to allow the employee a choice of six different investment options for his account balances under the Plan.

     Under the Plan, a participant that meets " financial hardship " requirements may borrow the lesser of 50% of his vested account balance or $50,000. The minimum loan allowable is $1,000. Only one loan can be outstanding at any time; the repayment period can vary from 1 to 5 years unless the loan is used to purchase a primary residence, in which case the repayment period can be up to 10 years.

     A participant may borrow the lesser of 50% of his account balance up to $10,000 without proving financial hardship. The minimum loan allowable is $1,000 and the repayment period can vary from 1 to a maximum of 3 years.

     A Participant who has not attained age 59-1/2 and is not totally and permanently disabled may withdraw amounts he has contributed pursuant to his salary reduction agreement as well as the vested amount of the employer matching contribution made to the Plan upon a showing of financial hardship.

     The normal form of benefit under the Plan is a lump sum distribution or, if the participant elects, a distribution in periodic payments of substantially equal amounts for a selected number of years not to exceed five.

     For the Plan Year ended March 31, 1996, the Company and its subsidiaries made no discretionary contribution to the Plan. The amount of matching contributions made under the Plan for such year was $4,620 in the case of Mr. Hendrickson, $4,500 in the case of Mr. Isaacs, $3,094 in the case of Mr. Weldgen, and $2,063 in the case of Ms. Clay. The total for all executive officers as a group was $14,277.

STOCK PURCHASE PROGRAM
- ----------------------

     In June, 1995, The Board of Directors approved a stock purchase program whereby employees can contribute up to 10% of their total income (to a maximum of $5,000 per annum), through payroll deductions, to purchase the Company's $.0l par value common stock in open market transactions.

     On a quarterly basis, the amount collected through payroll deductions is used to purchase Company stock. The Company pays the broker's commission for the purchase - if the stock is subsequently sold, the employee pays the broker's commission.

     For the fiscal year ended March 31, 1996, an average of 32 employees per quarter purchased 2,313 shares of CPAC, Inc. common stock. The total cost to the Company approximated $616. No executive officers participated in the program.


                                   PROPOSAL 2
                                   ----------

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
              ----------------------------------------------------

     The Board of Directors, acting upon the recommendation of the Audit Committee, as previously described, has appointed, subject to ratification by the Shareholders at the forthcoming Annual Meeting, the firm of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ended March 31, 1997. Coopers & Lybrand L.L.P. has at no time had any direct or indirect financial interest in the Company or any of its subsidiaries, nor, other than providing certain non-audit services, any other connection with the Company except that of independent auditors.

     It is anticipated that representatives of Coopers & Lybrand L.L.P. will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

     During the fiscal year ending March 31, 1996, the Company paid Coopers & Lybrand L.L.P. approximately $125,000 for audit services and approximately $57,000 for non-audit services. Non-audit services included foreign and domestic tax and accounting matters, assistance with various filings with the Securities and Exchange Commission, and various federal and state income tax issues.

     This proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends a vote for the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending March 31, 1997.


                                   PROPOSAL 3
                                   ----------

                  INCREASE IN SHARES RESERVED UNDER EXECUTIVE
                   ------------------------------------------
                        LONG TERM STOCK INVESTMENT PLAN
                        --------------------------------

     On June 8, 1994, The Board of Directors adopted the Executive Long Term Stock Investment Plan and reserved in the aggregate 350,000 shares of the Company's $.01 par value common stock for issuance thereunder. The purposes of the Executive Long Term Stock Investment Plan are to: (1) closely associate the interests of the management of CPAC and its subsidiaries with the Company's Shareholders by reinforcing the relationship between participants' rewards and Shareholder gains; (2) provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased Shareholder value; (3) maintain competitive compensation levels; and, (4) provide an incentive to management for continuous employment with the Company. The Plan was approved by the Company's Shareholders at the Annual Meeting of Shareholders held on August 10, 1996.

     A detailed description of the Plan is found on Page 22 of this Proxy Statement.

     On April 17, 1996, The Board of Directors voted to recommend to the Shareholders that the Plan be amended to increase the aggregate number of the Company's $.01 par value common stock reserved for issuance thereunder by six hundred thousand (600,000) shares, from three hundred, fifty thousand (350,000) shares to nine hundred, fifty thousand (950,000) shares. The recommendation is made since, as of the date of this Proxy Statement, options and stock awards for 338,250 shares in the aggregate have been granted or made under the Plan, leaving only 11,750 shares for which new options may be granted and/or new stock awards may be made.

     Management believes that such increase is necessary in order to provide the Company with a sufficient number of shares to carry out the purposes of the Plan, as approved by the Shareholders. More specifically, management believes that the continued availability of options and awards under the Plan will continue to provide incentive for existing personnel to enhance Shareholder growth as well as provide additional incentives to attract and retain quality personnel as part of the Company's ongoing growth and acquisitions program.

     This Proposal requires Shareholder approval under the terms of the Plan, certain corporate governance policies contained in the Bylaws of the National Association of Securities Dealers, Inc. applicable to companies whose stock has received the designation as a National Market Security and with respect to Incentive Stock Options, applicable provisions of the Internal Revenue Code.

     It is anticipated that if Shareholder approval is given to this Proposal, the Company will cause such shares to be registered with the Securities and Exchange Commission under the provisions of the Securities Act of 1933.

     This Proposal requires the affirmative vote of a majority of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends a vote for its Proposal to increase the aggregate number of shares of the Company's $.01 par value common stock reserved for issuance under the Company's Executive Long Term Stock Investment Plan by 600,000 shares, from 350,000 shares to 950,000 shares.

EXECUTIVE LONG TERM STOCK INVESTMENT PLAN
- -----------------------------------------

     On June 8, 1994, The Board of Directors adopted an Executive Long Term Stock Investment Plan ("Stock Investment Plan") and reserved in the aggregate 350,000 shares of the Company's common stock for issuance thereunder. The Board, at the same meeting, voted to terminate the 1991 Incentive Stock Option Plan as to the grant of additional options thereunder. The Shareholders approved the adoption of the Stock Investment Plan and the reservation of 350,000 shares thereunder at the annual meeting of Shareholders held on August 10, 1994.

The salient features of the Stock Investment Plan are as follows:

     A) PURPOSES

     The purposes of the Stock Investment Plan are to: (1) closely associate the interests of the management of the Company and its subsidiaries with the Company's Shareholders by reinforcing the relationship between participant rewards and Shareholder gains; (2) provide management with an equity ownership in the Company commensurate with Company performance, as reflected in increased Shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to management for continuous employment with the Company.

     B) ADMINISTRATION

     The Stock Investment Plan is administered by the Executive Long Term Stock Investment Plan Committee ( the "Committee"), composed of three persons, each of whom is a "disinterested person" under the rules promulgated by the Securities and Exchange Commission, that is, generally, a director of the Company who is not, during the one year period prior to service as a member of the committee, or during such service, granted or awarded equity securities of the Company pursuant to the Stock Investment Plan or, except as awarded under a "formula" plan, any other option or other equity based plan of the Company. For a discussion of management's Proposal for the creation of a Non-Employee Directors Stock Option Plan, see Page 30 of the Proxy Statement.

     Members of the Committee serve one-year terms, renewable automatically, unless terminated at the discretion of The Board of Directors. At its meeting held June 8, 1994, The Board appointed Seldon T. James, Jr., John C. Burton, and Robert Oppenheimer to constitute the Committee.

     The Committee is responsible for the overall administration, governance, management and interpretation of the Stock Investment Plan, having the authority, in its sole discretion and from time to time, to: (1) grant options and/or stock awards in such form and number as it may determine; (2) impose such limitations, restrictions and conditions upon any such option and/or stock award as the Committee deems appropriate, consistent with the purposes of the Stock Investment Plan; and (3) interpret the Stock Investment Plan, adopt, amend and rescind rules and regulations relating to the Stock Investment Plan, and make all other determinations and take all other actions as are necessary and/or advisable for the implementation and administration of the Stock Investment Plan.

     C) ELIGIBILITY FOR PARTICIPATION

     Participants in the Stock Investment Plan will be selected by the Committee from the executive officers and other key employees of the Company and its subsidiaries who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. Under the terms of the Stock Investment Plan, in selecting a participant and in determining the form and number of equity awards, the Committee has and will continue to consider factors it deems relevant, including the person's functions, responsibilities, value of services to the Company and/or its subsidiaries, as well as the individual's past and potential contributions to the Company's profitability and sound growth.

     D) TYPES OF AWARDS

     Awards under the Stock Investment Plan may be in the form of any one or more of the following: (1)Nonqualified Stock Options; (2) Incentive Stock Options; (3) Reload Options; or (4) Restricted Performance Shares.

          1.  Nonqualified Stock Options

          The Committee may from time to time, and subject to the provisions of the Stock Investment Plan and such other terms and conditions as it may prescribe, grant to any eligible employee one or more Nonqualified Stock Options to purchase for cash or shares the number of shares allotted by the Committee.

          a.  Terms and Conditions
              --------------------

          Nonqualified Stock Options are subject to the following terms and conditions:

               (i) Price:  The exercise price, as determined by the Committee,
                   -----
generally will not be less than the fair market value of the shares with respect to which an option is granted at the time of the granting of the option. The Committee, however, is explicitly authorized to grant Nonqualified Stock Options, the exercise price of which is less than the fair market value of the shares at the time of the grant of the option. Fair market value is the mean between the high and low bid prices for the Company's stock as quoted on the NASDAQ National Market System;

               (ii) Term of Options:  The term of each option is to be decided
                    ----------------
by the Committee and is not subject to any specified (e.g., five or ten) number of years. Such term may be modified, or the Nonqualified Stock Option terminated, at any time by mutual agreement between the Committee and the employee;

               (iii) Payment Upon Exercise: An employee granted a Nonqualified
                     ---------------------
Stock Option under the Stock Investment Plan may pay for the Company's stock upon exercise either with cash or with Company stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is the mean between the high and the low bid prices for the Company's stock as quoted on the NASDAQ National Market System.

          b.  Certain Material Restrictions
             ------------------------------

          Nonqualified Stock Options are subject to the following material restrictions:

               (i) Nonqualified Stock Options are exercisable at various times while the optionee is an employee of the Company or within specified periods immediately following the employee's termination of employment;

               (ii) Nonqualified Stock Options are exercisable only by the optionee and are not assignable, transferable or subject to any other party acquiring rights therein;

               (iii) Upon the death of the optionee prior to his complete exercise of a Nonqualified Stock Option, the remaining portion of the option may be exercised only by his estate or on behalf of any person(s) to whom his rights pass under his Will or by operation of law;

               (iv) An optionee has no rights as a Shareholder with respect to the shares subject to a Nonqualified Stock Option, including voting rights or dividend rights, until the Company has received full payment therefor, and has issued a stock certificate to him representing the shares purchased upon exercise;
               (v) Shares of common stock issued upon the exercise of a Nonqualified Stock Option may not be sold, transferred, pledged or otherwise disposed of by the optionee for a period of six months from the date of grant of the option.

               (vi) Shares obtained through the exercise of an option under the Stock Investment Plan or any other stock option plan of the Company may not be used to purchase shares under the Stock Investment Plan.

          2.  Incentive Stock Options

          The Committee may, from time to time, and subject to the provisions of the Stock Investment Plan and such other terms and conditions as it may prescribe, grant to any eligible employee, one or more Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986 to purchase for cash or shares the number of shares allotted by the Committee.

          a. Terms and Conditions
             --------------------

          Incentive Stock Options are subject to the following terms and conditions:

               (i) Price: The exercise price, as determined by the Committee,
                   -----
may not be less than the fair market value of the shares with respect to which an Incentive Stock Option is granted at the time of the granting of the Incentive Stock Option. In the case of an employee owning more than 10% of the Company's common stock, the exercise price may not be less than 110% of the fair market value of such stock at the time of grant. See the discussion above for the definition of fair market value.

               (ii) Term of Options: While the term of each Incentive Option is
                    ---------------
to be decided by the Committee, no Incentive Option will be granted with a term of greater than ten years (five years in the case of a greater than 10% Shareholder) from the date it was granted, and such term may be modified or the Incentive Stock Option terminated at any time by mutual agreement between the Committee and the employee;

               (iii) Payment Upon Exercise: An employee granted an Incentive
                     ---------------------
Stock Option may pay for the Company's stock either with cash or with Company's stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is calculated in the same manner as in the case of Nonqualified Stock Options discussed above.

          b.  Certain Material Restrictions
             ------------------------------

          Incentive Stock Options are subject to the same material restrictions as govern Nonqualified Stock Options. In addition, Incentive Stock Options are subject to a rule under Section 422 of the Internal Revenue Code that the aggregate fair market value of stock with respect to which an Incentive Stock Option is exercisable for the first time during any calendar year by any optionee cannot exceed $100,000, such value being determined on the date of the grant of the option.

          3.  Reload Options

          Concurrently with the award of a Nonqualified Stock Option and/or Incentive Stock Option, the Committee may grant a Reload Option to enable the employee to purchase a number of shares for either cash or shares. The Reload Option becomes effective only if the employee uses common stock of the Company owned by him for at least twelve months to purchase the shares issuable to him upon his exercise of either the underlying Nonqualified or Incentive Stock Option. The Reload Option is designed to replace those shares used as the purchase price, and the number of Reload Options will equal the number of shares of the Company's common stock used by the employee to exercise the underlying option.

          The Reload Option price generally will be the fair market value of a share of the Company's common stock on the date the Reload Option becomes effective, that is, the date on which the underlying option shall have been exercised. Notwithstanding this general rule, where the exercise price of the underlying option was less than the fair market value of the Company's common stock on the date of the underlying stock option's grant, the Reload Option price may, at the Committee's discretion, reflect the same percentage discount from the fair market value of the Company's stock on the date of the Reload Option's effectiveness. Fair market value shall be the mean between the high and the low prices for the Company's common stock as quoted on the NASDAQ National Market System.

          4.  Restricted Performance Shares

          Concurrently with or subsequent to the grant of any Nonqualified Stock Option, incentive Stock Option or Reload Option, the Committee may, subject to the provisions of the Stock Investment Plan and such other terms, conditions and restrictions as the Committee may prescribe, award to an eligible employee one share of common stock for each aggregate four options granted under the Nonqualified Stock Option, Incentive Stock Option or Reload Option, as the case may be. Such shares shall constitute Restricted Performance Shares and are awarded in consideration of the future performance of substantial services to and/or on behalf of the Company and/or its subsidiaries by such employee.
          Upon issuance of the Restricted Performance Shares, the employee has all of the rights of a Shareholder of the Company with respect to such Restricted Performance Shares, including the right to vote and receive all dividends as well as all other distributions paid or made with respect thereto.

          Restricted Performance Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated while they are subject to forfeiture. Restricted Performance Shares are subject to forfeiture in the event the employee terminates his service with the Company prior to the date immediately following the last day of the option period with respect to which the Shares were awarded, unless the termination is due to the employee's death, his permanent and total disability, or a change in control of the Company. In the event the employee exercises the option with respect to which the Restricted Performance Shares were awarded, any Restricted Performance Shares issued in connection with such option are automatically forfeited to the extent of the option's exercise on a proportionate basis.

          Upon the expiration of the forfeiture provisions, the Restricted Performance Shares vest and at that time may be sold, transferred, assigned, pledged, encumbered or otherwise alienated, subject to any and all applicable federal and state securities law restrictions.

     E) FEDERAL TAX CONSEQUENCES

          1.  Nonqualified Stock Options

          Under current provisions of federal tax law, for regular as well as for purposes of the federal alternative minimum income tax, the grant of a Nonqualified Stock Option is not a taxable event for the employee. In addition, upon the grant of such an option, the Company will receive no business expense deduction.

          Upon the exercise of a Nonqualified Stock Option, the difference between the exercise price and the fair market value of the option shares on the date of exercise constitutes ordinary, compensation income to the optionee and is taxed to him at normal, ordinary tax rates, except to the extent the shares are not transferable and subject to a substantial risk of forfeiture. To the extent such difference is required to be included as compensation income by the employee, the Company is entitled to a business expense deduction. Upon the later sale of the optioned stock, long or short term capital gain or loss will be recognized by the employee depending upon the holding period ( one year for long term capital gain or loss ) and the extent to which the selling price exceeds or is less than the employee's basis in the stock. The amount of gain will be taxed at normal, ordinary tax rates, with a maximum rate of 28% in the case of long term capital gain.

          2.  Incentive Stock Options

          The general rule is that no income, gain or loss is recognized for regular income tax purposes by an optionee upon either the grant or the exercise of an Incentive Stock Option. Upon the later sale of the shares acquired pursuant to such an Option, long or short capital gain or loss will be recognized by the employee to the extent the selling price exceeds or is less than the employee's basis in the stock. The maximum tax rate on long term capital gains is 28%.

          This tax treatment is available provided the shares acquired by exercise of the Incentive Stock Option are held by the optionee for a period of two(2) years from the date of the grant of the Option and at least one (1) year from the date of the Option's exercise.

          As a general rule, the Company will not be entitled to an income tax deduction with respect to either the grant or the exercise of an Incentive Stock Option.

          If either of the one year, two year holding periods just described are not met, the difference between the fair market value of the shares and the exercise price on the date of the Option's exercise constitutes ordinary, compensation income to the optionee in the optionee's taxable year in which the disqualifying disposition occurs. The balance of the amount realized in such year constitutes capital gain, taxable at ordinary income tax rates, with a 28% cap for long term capital gain. The Company is allowed a corresponding deduction for the amount the optionee is required to include as ordinary compensation income in the year of the disqualifying disposition.

          For purposes of the alternative minimum income tax calculation, an Incentive Stock Option is treated as if it were a Nonqualified Stock Option. Consequently, upon the exercise of the Incentive Stock Option, the difference between the exercise price and the fair market value of the shares on the date of exercise is includible as alternative minimum gross income, and made subject to special alternative minimum income tax rates.

          3.  Restricted Performance Shares

          If property is transferred to a person in connection with the performance of services, the fair market value of the property received in excess of the amount paid for the property constitutes ordinary, compensation income in the taxable year of receipt, unless the property is not transferable and is subject to a substantial risk of forfeiture. The fair market value of the property is includible in income when either of the restrictions lapse. Upon the subsequent sale of the property, gain or loss is recognized and the gain, if any, under current federal tax rules, is taxed at normal ordinary tax rates, with a maximum rate of 28% for property held more than one year. The Company is not allowed an income tax deduction until the recipient is required to include the value of the property in income.

          Under the Stock Investment Plan, when they are awarded by the Committee, Restricted Performance Shares are not transferable and are subject to a substantial risk of forfeiture. Consequently, until such restrictions lapse, the fair market value of such Shares generally is not includible in the recipient's income nor may the Company claim an income tax deduction for the value of the Shares awarded. Upon the lapse of such restrictions, the fair market value of the Shares at the time the restrictions lapse is includible as ordinary, compensation income to the recipient and the Company is entitled to an income tax deduction at that time equal to the amount includible in the recipient's gross income. Upon the subsequent sale of the Shares by the recipient, gain or loss will be recognized, either long term or short term capital gain equal to the difference between the selling price and the taxpayer's basis, depending upon the holding period of such Shares ( which includes the period during which the restrictions apply).

     F) REGISTRATION OF SHARES

     The Company registered the 350,000 shares of its $.01 par value common stock it reserved for issuance upon the exercise of options or the award of shares under the Stock Investment Plan with the Securities and Exchange Commission under the Securities Act of 1933. Such registration became effective on October 29, 1994, and remains in effect. It is anticipated that as a result of such registration, nonaffiliates of the Company may resell such registered shares acquired by them under the Stock Investment Plan without federal securities laws restrictions.

     G) OPTIONS AND AWARDS

     The following information concerning the Stock Investment Plan is provided as of the date of this Proxy Statement, namely, June 27, 1996, and reflects the impact of the five for four stock split distributed to shareholders on May 15, 1996:

     Options for 424,867 shares are outstanding, of which 92,807 are currently exercisable and 323,436 were granted during the fiscal year ended March 31, 1996.

     Options for 305,468 shares are outstanding for all executive officers as a group, of which 58,906 are currently exercisable and 276,250 were granted during the fiscal year ended March 31, 1996.

     The market value of the securities underlying all options was $4,142,453.

     4,062 Restricted Performance Shares were awarded under the Stock Investment Plan during the fiscal year ended March 31, 1996, with none granted to executive officers as a group.

     19,295 Restricted Performance Shares are currently outstanding, of which 6,054 are outstanding for all executive officers as a group. None of such Shares have vested.

     The market value of Restricted Performance Shares was $188,126.

PRIOR INCENTIVE STOCK OPTION PLANS
- ----------------------------------

     In June, 1983, The Board of Directors established the 1983 Employees' Incentive Stock Option Plan. On June 13, 1991, The Board terminated the 1983 Plan as to the grant of additional options thereunder and adopted the 1991 Employees' Incentive Stock Option Plan.

     On June 8, 1994, the Board terminated the 1991 Plan as to the grant of additional options thereunder and adopted the Stock Investment Plan. The termination of the 1983 Plan and the 1991 Plan did not terminate, accelerate or otherwise affect unexercised options outstanding thereunder.

     The following information is provided as of the date of this Proxy Statement, namely, June 27, 1996, and reflects the impact of the five for four stock split distributed to shareholders on May 15, 1996:

     Options for 860 shares are outstanding under the 1983 Plan, all of which are currently exercisable. Options for 860 shares are outstanding under the 1983 Plan for all executive officers as a group, all of which are currently exercisable.

     The market value of the securities underlying all options under the 1983 Plan was $8,385.

     Options for 185,089 shares are outstanding under the 1991 Plan, of which 138,215 are currently exercisable. Options for 137,105 shares are outstanding under the 1991 Plan for all executive officers as a group, of which 94,137 are currently exercisable.

     The market value of the securities underlying all options under the 1991 Plan was $1,804,618.



                                   PROPOSAL 4
                                   ----------

                         INCREASE IN AUTHORIZED SHARES
                         ------------------------------

     The Certificate of Incorporation of the Company, as amended, and as in effect, provides that the maximum number of the $.01 par value common stock of the Company which the Company is authorized to issue is ten million (10,000,000) common shares. Such common stock is the only class of stock the Company is authorized to issue. As of the date of this Proxy Statement, namely June 27, 1996, 7,344,003 common shares are issued and outstanding. In addition, options are outstanding pursuant to which the Company may be called upon to issue 753,006 additional shares, and 11,750 shares are reserved for future option grants and/or stock awards under the Stock Investment Plan, leaving only 1,891,241 shares ( including Treasury shares ) available for issuance and/or reissuance.

     Management believes that an increase in the number of authorized shares is necessary to provide needed flexibility with respect to acquisitions and other corporate programs, including the additional 600,000 shares reserved for grant under the Stock Investment Plan if management's proposal is approved. As of the date of this Proxy Statement, there are no acquisitions currently pending.

     On April 17, 1996, The Board of Directors voted to recommend to the Shareholders that the Company amend its Certificate of Incorporation in order to increase the number of authorized common shares by ten million (10,000,000) shares, from ten million (10,000,000) common shares with $.01 par value, to twenty million (20,000,000) common shares with $.01 par value. While increasing the number of authorized common shares as sought by this Proposal will have no immediate dilutive effect upon the ownership interests of current Shareholders, the actual issuance of such newly authorized shares may have a dilutive effect upon the ownership interests of current Shareholders and could make it more difficult to effectuate a change in control of the Company. Under applicable provisions of the New York State Business Corporation Law, the approval of the Shareholders is necessary in order to amend the Company's Certificate of Incorporation to so increase the number of authorized common shares.

     This Proposal requires the affirmative vote of a majority of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends the Shareholders approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized common stock of the Company by ten million (10,000,000) shares, from ten million (10,000,000 ) authorized common shares, $.01 par value to twenty million (20,000,000) authorized common shares, $.01 par value.

                                   PROPOSAL 5
                                   ----------

                 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                 ----------------------------------------------

     At its meeting held on April 17, 1996, the Board of Directors authorized an independent employee benefits consulting firm to survey stock-based incentive programs, which companies comparable to the Company maintain for non-employee directors and to provide the Board with a recommendation. It was noted that while the Company has long maintained stock option and stock award plans for its key employees to tie their financial interest to continued growth in the Company's stock, no such plan has existed for non-employee directors.

     At its meeting held on June 5, 1996, the Board considered the report and recommendation of the consulting firm and adopted, subject to the approval of the Shareholders, the 1996 Non-Employee Directors Stock Option Plan (the "1996 Plan").

     The salient features of the Plan are as follows:

     A) PURPOSE

     The 1996 Plan is established to attract, retain and compensate for service as members of the Board of Directors of the Company, highly qualified individuals who are not current or former employees of the Company and to enable them to increase their ownership in the Company's common stock. The Plan is designed to closely associate the financial interests of non-employee directors with those of the Company's Shareholders by providing such directors with a greater equity ownership in the Company and thus, reinforce non-employee directors rewards with Shareholder gains. No non-employee director currently has any stock options.

     B) ELIGIBILITY

     All members of the Board of Directors of the Company who are not current or former employees of the Company or any of its subsidiaries are eligible to participate in the 1996 Plan. As of the date of this Proxy Statement, the members of the Board of Directors who are eligible to participate in the 1996 Plan are Dr. Burton and Messrs. James, Jr. and Oppenheimer. These directors attended the June 5, 1996, Board of Directors meeting at which the 1996 Plan was discussed but abstained from the discussion concerning the 1996 Plan and voting upon it.

     C) GRANT OF STOCK OPTIONS

     Initially, under the terms of the 1996 Plan, each non-employee director is granted, on a one-time basis for past service rendered to the Board of Directors, an option to purchase 10,000 shares of the $.01 par value common stock of the Company. The right to exercise the 10,000 share option in full shall vest upon the 1996 Plan's approval by the Shareholders and the exercise price shall be the fair market value of the Company's common stock on the date of the Shareholders' meeting, August 7, 1996. Fair market value for this purpose shall be the closing price for the Company's common stock on August 7, 1996 as quoted on the national Over-The-Counter (OTC) market in the NASDAQ National Market System. The term of the option would be for a ten year period from August 7, 1996.

     On an ongoing basis, each year on the Friday immediately succeeding the annual meeting of Shareholders, each individual elected, reelected or continuing as a non-employee director of the Company shall automatically be granted, without any further action of the Board of Directors or any of its Committees, an option to purchase 3,000 shares of the Company's $.01 par value common stock. However, if the Company's Chief Financial Officer determines, in his sole discretion, that the Company, its management and/or members of its Board of Directors is in possession of material, undisclosed information concerning the Company, then the annual grant of options to non-employee directors shall be suspended until the second day after public dissemination of such material information and the exercise price of the option, exercisability dates and option period shall be determined by reference to such later date.

     The exercise price shall be the fair market value of the Company's common stock on the first Friday after the annual meeting of Shareholders or such later date as determined above. Fair market value for this purpose shall be the closing price for the Company's common stock as quoted on the national Over-The-Counter (OTC) market in the NASDAQ National Market System.

     D) OPTION TERM, VESTING AND EXERCISE RIGHTS

     The term for each 3,000 share option grant would be for a period of ten years, commencing on the first Friday after the annual Shareholders' meeting or such later date as determined above. With respect to each grant, the option would vest immediately, but would be exercisable only in cumulative installments equal to 1,000 shares per year, such that the resignation, retirement or death of a non-employee director would not result in the loss of his ( or his heirs' ) right to exercise the option for the entire number of shares granted, in accordance with the option's terms over its term.

     E) PAYMENT FOR SHARES

     In order to exercise his option, each non-employee director shall tender to the Company full payment of the exercise price, together with an additional amount, in cash, certified check, cashier's check or bank draft approved by the Company, equal to the amount of any taxes required to be collected or withheld by the Company in connection with the exercise of his stock option. Each non-employee director may pay for the shares purchased in cash, by certified check, cashier's check or bank draft approved by the Company. Alternatively, provided the Board of Directors shall approve the specific transfer, he may pay for the shares purchased by tendering to the Company other shares of the Company's common stock owned by him, except that in no case shall shares acquired by him pursuant to this or any other stock option plan of the Company be used as payment for shares to be issued pursuant to the exercise of options under the 1996 Plan.

     F) CERTAIN MATERIAL RESTRICTIONS

     The stock options granted under the 1996 Plan are exercisable only by the optionee and are not assignable, transferable or subject to any other party acquiring any rights therein. Upon the death of the optionee prior to the complete exercise of any option granted to him under the 1996 Plan, the remaining portion of the option may be exercised only by his estate or on behalf of any person(s) to whom his rights pass under his Will or by operation of law.

     An optionee has no rights as a Shareholder with respect to the shares subject to options granted under the 1996 Plan, including voting rights or dividend rights, until the Company has received full payment therefor, and has issued a stock certificate to him representing the shares purchased upon exercise.

     Shares of common stock issued upon the exercise of any option granted under the 1996 Plan may not be sold, transferred, pledged or otherwise disposed of by the optionee for a period of six months from the date of grant of the option.

     The shares acquired through exercise of options granted under the 1996 Plan shall constitute "restricted stock" in the hands of the optionee and may not be sold, transferred or otherwise disposed of for value for a period of two years from date of exercise under Rule 144 promulgated by the Securities and Exchange Commission. The Company anticipates registering the shares to be issued pursuant to the exercise of options under the 1996 Plan under the Securities Act of 1933, in which case the two year holding period would no longer be applicable. However, each non-employee director is deemed to be an "affiliate" of the Company and all shares owned by him, including those acquired under the 1996 Plan, are deemed to be " control " securities within the meaning of Rule 144. Consequently, despite the registration of such shares, each non-employee director shall still be subject to certain limitations set forth in Rule 144 restricting the number of shares he may sell in any quarterly period consistent with the Rule.

     G) ADMINISTRATION AND AMENDMENT OF 1996 PLAN

     The 1996 Plan shall be administered by the Board of Directors of the Company. The Board may terminate or amend the 1996 Plan, except that no such termination or amendment may revoke, alter or cancel the rights of any non-employee director with respect to options which, as of the effective date of termination or amendment, have vested. No amendment to the 1996 Plan revising the exercise price, term of option, option terms and conditions, eligibility for participation or number of shares granted annually shall be made to the 1996 Plan without the approval of the Shareholders.

     H) FEDERAL TAX CONSEQUENCES

     The options granted pursuant to the 1996 Plan constitute " nonqualified stock options " under applicable provisions of the Internal Revenue Code. See Page 26 of this Proxy Statement for a discussion of the application of federal tax law to the grant and exercise of nonqualified stock options and the later sale of the shares acquired through exercise.

     This Proposal requires the affirmative vote of a majority of the shares of stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting.

     Management recommends a vote for its Proposal to approve the adoption by the Board of Directors of the 1996 Non-Employee Directors Stock Option Plan.


                                     VOTING

     Each nominee for director must receive at least a plurality of the shares of common stock of the Company present in person or by Proxy and entitled to vote at the Annual Meeting. Shareholders may vote for all nominees, withhold authority to vote for all nominees or withhold authority to vote for any individual nominee.
     Each Proposal other than the election of directors requires a majority of the total votes cast at the Annual Meeting on the Proposal ( including abstentions ) in person or by Proxy.

BROKER NON-VOTES AND ABSTENTIONS
- --------------------------------

     Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting for or against a given Proposal will adversely affect the outcome of that Proposal.

VOTING OF PROXIES
- -----------------

     The shares represented by all valid Proxies received will be voted in the manner specified on the Proxies.

     With respect to the election of directors, ANY VALID PROXY RECEIVED WHICH IS EXECUTED BY THE SHAREHOLDER IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ALL NOMINEES OR ANY INDIVIDUAL NOMINEE SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES.

     Where specified choices ( including abstentions) with respect to any given Proposal are not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THAT PROPOSAL.

     MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSALS 1,2,3,4, AND 5.

                                                By Order of The Board of
Directors



                                                /s/ Robert Oppenheimer
                                                --------------------------------
                                                Robert Oppenheimer, Secretary


                                   CPAC, INC.
                    2364 LEICESTER ROAD, LEICESTER, NY 14481
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 7, 1996

     The undersigned Shareholder of CPAC, Inc. hereby appoints and constitutes Thomas N. Hendrickson and Robert Oppenheimer, and either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of Shareholders of the Company to be held at the Genesee River Hotel-Restaurant and Reception Center, 134 North Main Street (Route 36), Mount Morris, New York 14510, on Wednesday, August 7, 1996, at 11:00 A.M., EDT, and any and all adjournments of said meeting, and to vote all shares of stock of CPAC, Inc. registered in the name of the undersigned and entitled to vote at said meeting upon the matters set forth below.

MANAGEMENT RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4, AND 5.

1. ELECTION OF DIRECTORS: Election of the directors listed below to serve until the annual meeting of Shareholders in 1997 and until their successors are duly elected and qualified.

FOR all nominees listed below:                  WITHHOLD AUTHORITY to vote
(except as marked to the contrary below)        for all nominees listed below:

         [    ]                                              [    ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH HIS NAME IN THE LIST BELOW:

     Thomas N. Hendrickson, Robert C. Isaacs, Robert Oppenheimer, Seldon T. James, Jr., John C. Burton

2. APPOINTMENT OF AUDITORS: Ratification of the appointment of Coopers & Lybrand L.L.P. by The Board of Directors as independent auditors for the fiscal year ending March 31, 1997.

      FOR  [    ]           AGAINST  [    ]             ABSTAIN  [    ]

3. APPROVE INCREASE IN SHARES RESERVED UNDER EXECUTIVE LONG TERM STOCK INVESTMENT PLAN: Approval to increase the aggregate number of shares of the Company's $.01 par value Common Stock reserved for issuance under the Company's Executive Long Term Stock Investment Plan from 350,000 shares to 950,000 shares.

      FOR  [    ]           AGAINST  [    ]             ABSTAIN  [    ]

4. AMENDMENT OF CERTIFICATE OF INCORPORATION: Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized $.01 par value Common Stock of the Company from 10,000,000 authorized shares to 20,000,000 authorized shares.

      FOR  [    ]           AGAINST  [    ]             ABSTAIN  [    ]

5. ADOPTION OF 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN: Approval of the adoption by the Board of Directors of the 1996 Non-Employee Directors Stock Option Plan.

      FOR  [    ]           AGAINST  [    ]             ABSTAIN  [    ]

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO CHOICE (INCLUDING ABSTENTIONS) IS SPECIFIED FOR A GIVEN PROPOSAL, THIS PROXY WILL BE VOTED FOR THAT PROPOSAL.


                                               ----------------------------
                                               Signature



                                               ----------------------------


DATED:                  , 1996        Joint owners should each sign.
      ------------------
Executors, administrators, trustees, guardians, corporate officers, and other representatives should give
                                      title.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS